As filed with the Securities and Exchange Commission on February 11, 2019

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Organogenesis Holdings Inc.

(Exact name of registrant as specified in its charter)

Delaware	98-1329150
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

85 Dan Road

Canton, MA 02021

(Address of principal executive offices)

Organogenesis Inc. 2003 Stock Incentive Plan

Organogenesis Holdings Inc. 2018 Equity and Incentive Plan

(Full title of the plan(s))

Lori Freedman

Vice President and General Counsel

Organogenesis Holdings Inc.

85 Dan Road

Canton, MA 02021

(Name and address of agent for service)

(781) 575-0775

(Telephone number, including area code, of agent for service)

Copies to:

William R. Kolb

Stacie S. Aarestad

Foley Hoag LLP

155 Seaport Boulevard

Boston, Massachusetts 02210

Telephone: (617) 832-1000

Telecopy: (617) 832-7000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Class A Common Stock, $0.0001 par value	6,501,844(2)	$1.95(3)	$12,678,595.80	$1,536.65
Class A Common Stock, $0.0001 par value	90,000(4)	$7.035	$633,150.00	$76.74
Class A Common Stock, $0.0001 par value	9,108,996(5)	$10.80(6)	$98,377,156.80	$11,923.31
Total:	15,700,840		$111,688,902.60	$13,536.69

1.

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the registrant’s common stock that become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that increases the number of the registrant’s outstanding shares of common stock.

2.

Represents shares of the Registrant’s Class A common stock issuable upon exercise of outstanding stock options granted pursuant to the Organogenesis Inc. 2003 Stock Incentive Plan (the “2003 Plan”) as of February 8, 2019.

3.

The proposed maximum offering price per share has been estimated in accordance with Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee with respect to shares reserved for future issuance upon exercise of stock options granted pursuant to the 2003 Plan, based on the weighted average exercise price (rounded to the nearest cent) for such outstanding options.

4.

Represents shares of the Registrant’s Class A common stock issuable upon exercise of outstanding stock options granted pursuant to the Organogenesis Holdings Inc. 2018 Equity and Incentive Plan (the “2018 Plan”) as of February 8, 2019.

5.	Represents shares of the Registrant’s Class A common stock available for issuance pursuant to awards that may be issued in the future under the 2018 Plan as of February 8, 2019.
6.

The proposed maximum offering price per share has been estimated in accordance with Rule 457(c) and Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee with respect to shares reserved for future issuance based on the average of the high and low price of the registrant’s common stock as quoted on the Nasdaq Capital Market on February 7, 2019.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The information called for by Part I of Form S-8 is omitted from this Registration Statement in accordance with Rule 428 of the Securities Act and the instructions to Form S-8. In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant are incorporated by reference in this registration statement:

a) Registrant’s joint proxy statement/prospectus dated November 30, 2018, which was filed on November 30, 2018 and is part of the Registration Statement on Form S-4 originally filed with the Commission on August 29, 2018 (Registration No. 333-2227090), including any amendments or supplements thereto;

b) Registrant’s Current Reports on Form 8-K, filed with the Commission on January 9, 2018, January 22, 2018, February 9, 2018, February 14, 2018, June 28, 2018, August 17, 2018, August 30, 2018, October 4, 2018 (as amended October 30, 2018), October 9, 2018, October 30, 2018, November 5, 2018, December 10, 2018, December 11, 2018, December 12, 2018, December 14, 2018 (Form 8-K12G3), January 7, 2019 (Film No. 19512275), January 7, 2019 (Film No. 19513981) and January 30, 2019; and

c) The description of the Registrant’s common stock contained in the Registrant’s Registration Statement on Form 8-A (Registration No. 001-37906), filed by the registrant with the Commission on October 5, 2016.

All documents subsequently filed by Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the dates of filing of those documents.

Under no circumstances will any information furnished under items 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

You may request a copy of the filings incorporated by reference herein, at no cost, by writing or telephoning the Registrant at:

Organogenesis Holdings Inc.

85 Dan Road

Canton, MA 02021

Tel: (781) 575-0775

You should rely only on the information provided or incorporated by reference in this registration statement or any related prospectus. The Registrant has not authorized anyone to provide you with different information. You should not assume that the information in this registration statement or any related prospectus is accurate as of any date other than the date on the front of the document.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

The validity of the securities registered hereby is being passed upon for Organogenesis Holdings Inc. by Foley Hoag LLP, Boston, Massachusetts.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of the Registrant. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaws, agreement, vote of stockholders or disinterested directors or otherwise. The Registrant’s Certificate of Incorporation and Bylaws provide for indemnification by the Registrant of its directors and officers to the fullest extent permitted by the DGCL.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions or (4) for any transaction from which the director derived an improper personal benefit. The Registrant’s Certificate of Incorporation provides for such limitation of liability to the fullest extent permitted by the DGCL.

The Registrant maintains standard policies of insurance under which coverage is provided (1) to its directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act, while acting in their capacity as directors and officers of the Registrant, and (2) to the Registrant with respect to payments which may be made by the Registrant to such officers and directors pursuant to any indemnification provision contained in the Registrant’s Certificate of Incorporation and Bylaws or otherwise as a matter of law.

The Registrant has entered into indemnity agreements with each of its directors and executive officers providing for the indemnification described above. The Registrant believes that these limitations on liability are essential to attracting and retaining qualified persons as directors and executive officers.

Under agreements which may be entered into by us, certain of its directors and officers may be entitled to indemnification by underwriters and agents who participate in the distribution of securities covered by this registration statement against certain liabilities, including liabilities under the Securities Act.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit number	Description

3.1	Certificate of Incorporation of Organogenesis Holdings Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form 8-K filed with the Commission on December 11, 2018)

3.2	Bylaws of Organogenesis Holdings Inc. (incorporated by reference to Exhibit 3.2 to the Registrant’s Registration Statement on Form 8-K filed with the Commission on December 11, 2018)

4.1	2003 Stock Incentive Plan, as amended (incorporated by reference to Exhibit 10.27 to the Registrant’s Registration Statement on Form 8-K filed with the Commission on December 11, 2018)

4.2	2018 Equity Incentive Plan (incorporated by reference to Exhibit 10.30 to the Registrant’s Registration Statement on Form 8-K filed with the Commission on December 11, 2018)

5.1	Opinion of Foley Hoag LLP. Filed herewith.

23.1	Consent of RSM US LLP relating to Organogenesis Inc.’s Financial Statements. Filed herewith.

23.2	Consent of RSM US LLP relating to NuTech Medical Target Business’ Financial Statements. Filed herewith.

23.3	Consent of Marcum LLP relating to Avista Healthcare Public Acquisition Corp.’s Financial Statements. Filed herewith.

23.4	Consent of Foley Hoag LLP (included in Exhibit 5.1). Filed herewith.

24.1	Power of attorney (included on signature page of this Registration Statement). Filed herewith.

Item 9. Undertakings.

The undersigned registrant hereby undertakes:

(a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

4. For purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

5. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Canton, Massachusetts, as of February 11, 2019.

ORGANOGENESIS HOLDINGS INC.

By:	/s/ Gary S. Gillheeney, Sr.
Gary S. Gillheeney, Sr.
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints each of Gary S. Gillheeney, Sr., Timothy M. Cunningham and Lori Freedman as such person’s true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such person in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the SEC, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Gary S. Gillheeney, Sr. Gary S. Gillheeney, Sr.	President and Chief Executive Officer (Principal Executive Officer), Director	February 11, 2019

/s/ Timothy M. Cunningham Timothy M. Cunningham	Chief Financial Officer (Principal Financial and Accounting Officer)	February 11, 2019

/s/ Alan A. Ades Alan A. Ades	Director	February 11, 2019

/s/ Maurice Ades Maurice Ades	Director	February 11, 2019

/s/ Albert Erani Albert Erani	Director	February 11, 2019

/s/ Arthur S. Leibowitz Arthur S. Leibowitz	Director	February 11, 2019

/s/ Wayne D. Mackie Wayne D. Mackie	Director	February 11, 2019

/s/ Glenn H. Nussdorf Glenn H. Nussdorf	Director	February 11, 2019

/s/ Joshua Tamaroff Joshua Tamaroff	Director	February 11, 2019